EXHIBIT 99.1

                                                     Contact: Warner R. Broaddus
                                                 VP, General Counsel & Secretary
                                                                    858/550-7830

              LIGAND ANNOUNCES RECENTLY FILED CLASS ACTION LAWSUIT

     SAN DIEGO, CA, August 11, 2004 - Ligand Pharmaceuticals, Inc., (Nasdaq:
LGND) today announced that Ligand, David E. Robinson, Chairman, President and Chief Executive Officer, and Paul V. Maier, Senior Vice President and Chief Financial Officer, have been named as defendants in a purported shareholder class action lawsuit alleging violations of federal securities laws. The plaintiffs allege that the defendants issued certain statements concerning the Company's ability to grow its revenues and earnings during the period of March 3, 2004, to August 2, 2004. Plaintiffs allege these statements were false and misleading and seek unspecified damages.

     "Ligand believes that the allegations in the lawsuit are without merit and we will vigorously defend against them," said Warner R. Broaddus, Vice President, General Counsel and Secretary.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to filing of future actions, merits of the lawsuits and defenses to the allegations contained in the lawsuits and the uncertainties of litigation. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will successfully defend any lawsuit including any purported securities class action. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's Web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.